Exhibit 21.1

LIST OF SUBSIDIARIES

Vitro Biopharma, Inc has the following subsidiaries:

Subsidiary Name	Jurisdiction of Incorporation	Percentage of Ownership
Infinivive MD, LLC	Colorado	100%
Fitore Inc.	Florida	100%